Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

Chief Executive Officer and President, CCF Holding Company

Leonard A. Moreland,

Chief Executive Officer & President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK ANNOUNCES

EARNINGS FOR THE QUARTER AND SIX-MONTHS ENDED JUNE 30, 2008

Jonesboro, GA July 17, 2008:

	Three-months ended June 30, 2008	Three-months ended March 31, 2008	Three-months ended June 30, 2007	Six-months ended June 30, 2008	Six-months ended June 30, 2007
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Total Assets	$444,361	$432,209	$437,981	$444,374	$437,981
CCF Net Income (Loss) for the Period	$436	$(505)	$1,044	$(69)	$2,313
Net Interest Income for the Period	$3,403	$3,649	$4,612	$7,052	$9,263
Basic Earnings (Loss) per Share for the Period	$0.12	$(0.14)	$0.29	$(0.02)	$0.63
Net Interest Margin	3.33%	3.71%	4.54%	3.52%	4.62%
Efficiency Ratio(1)	79.14%	80.18%	66.48%	70.97%	63.64%
Total Loans (end of period)	$312,696	$309,325	$336,123	$312,696	$336,123
Non-Performing Loans (end of period)	$19,065	$18,747	$5,204	$19,065	$5,204
Non-Performing Assets(2) (end of period)	$26,648	$27,027	$8,239	$26,648	$8,239
Loan Loss Provision	$1,250	$850	$150	$2,100	$290

(1)	Ratio reflects other expenses net of the deposit fraud and the provision for loan losses.
(2)	Defined as nonperforming loans, other real estate owned and repossessed assets.

	Three-months ended June 30, 2008	Three-months ended March 31, 2008	Three-months ended June 30, 2007	Six-months Ended June 30, 2008	Six-months Ended June 30, 2007
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Loan Loss Reserve (end of period)	$4,994	$3,781	$4,134	$4,994	$4,134

Loan Loss Reserve to Non-performing Loans	26.19%	20.16%	79.44%	26.19%	79.44%

Total Deposit Accounts (end of period)	$372,334	$358,279	$364,560	$372,334	$364,560

Total Transaction Accounts(3) (end of period)	$177,895	$191,445	$217,231	$177,895	$217,231

Consolidated Equity (end of period)	$31,197	$32,460	$31,072	$31,197	$31,072

(3)	Defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts.

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK ANNOUNCES

EARNINGS FOR THE QUARTER AND SIX-MONTHS ENDED JUNE 30, 2008

The quarter ended June 30, 2008 had earnings of $436,000, or $0.12 per basic share. This represents a decrease of $607,500 over earnings of $1.04 million, or $0.29 per basic share for the same quarter in 2007. During the quarter, the Company realized a pre-tax gain of approximately $1 million as a result of the sale of a prime floor. For the six-month period ended June 30, 2008, the Company had a net loss of $69,000, or $0.02 per share, as compared to the same period in 2007, when earnings were $2.3 million or $0.63 per share. The reduction in earnings year over year is primarily the result of the decrease in the federal funds rate and corresponding decrease in prime rate, compounded by an increase in non-performing loans, expenses related to other real estate owned, and an increase in the provision for loan losses. The first quarter 2008 pre-tax loss related to the deposit fraud of $923,000 was offset by the gain on the sale of the floor realized during the second quarter of 2008.

Pretax earnings for the six-month period ended June 30, 2008, exclusive of the two one time items, were impacted by the following:

1)	non-performing loans have increased $1.6 million since December 31, 2007, and the related charges to interest income during 2008 totaled $264,000;

2)	expenses related to other real estate owned totaled $189,000; and

3)	the loan loss reserve provision was $2.1 million during the six-month period, which represented an increase of $1.8 million over the six-months ended June 30, 2007.

The net interest margin declined during the second quarter of 2008 to 3.33%, down 38 basis points from 3.71% for the quarter ended March 31, 2008, and down 121 basis points from 4.54% for the quarter ended June 30, 2007. During the twelve-month period ended June 30, 2008, the yield on earning assets decreased by 225 basis points, from 8.10% at June 30, 2007, to 5.85% at June 30, 2008. For the same twelve-month period, the cost of funding decreased 111 basis points from 3.71% at June 30, 2007, to 2.60% at June 30, 2008. Average loans outstanding declined $25.8 million during the twelve-month period, from $334.5 million at June 30, 2007, to $308.7 million at June 30, 2008. This decrease was a contributing factor in the decline of the margin and net interest income for the twelve-month period. Net interest income declined $1.2 million, or 26.21%, for the quarter ended June 30, 2008, to $3.4 million as compared to net interest income of $4.6 million for the quarter ended June 30, 2007. For the six-month period, net interest income declined $2.2 million, or 23.87%, from $9.3 million at June 30, 2007 to $7.1 million at June 30, 2008.

The decline in the net interest margin for the twelve-month period ended June 30, 2008 was due primarily to the decline of 325 basis points in the federal funds target rate, compounded by a reduction in interest income as non-performing loans increased and outstanding loan balances declined. During the increasing rate cycle through 2006, the rates paid on deposit accounts did not increase at the same pace as interest charged on loan accounts. As a result, the rate of interest paid on some deposit accounts could not be adjusted downward to match the decline in prime rate experienced during the first six-months of 2008.

Although a decline of $8.4 million in net loans was noted for the six-month period ended June 30, 2008, an increase of $2.5 million was noted for the quarter ended June 30, 2008. Loan originations for the quarter ended June 30, 2008, totaled $11.8 million, with $9.9 million in commercial loans, $938,000 in construction loans and $919,000 million in consumer loans. For the quarter ended June 30, 2007, originations totaled $27.3 million with $16.0 million in commercial loans, $10.3 million in construction loans and $1.0 million in consumer loans.

The efficiency ratio for the six months ended June 30, 2008 was 70.97%, an increase from 63.64% for the six-months ended June 30, 2007. Other expenses increased by $900,000, or 13.5%, in the six-months ended June 30, 2008, over the six-months ended June 30, 2007, due to the deposit account fraud loss during the first quarter of 2008, noted earlier. Net of the deposit fraud loss, other expenses for the six-months ended June 30, 2008, remained level with the same period in 2007, however, the efficiency ratio was impacted by the decline in net interest income for the period ended June 30, 2008, discussed above.

Non-performing assets of $27.0 million at June 30, 2008, represented 6.1% of total assets. This level is an increase during the twelve-month period of $18.8 million, from $8.2 million at June 30, 2007, however, non-performing assets have declined $379,000 since March 31, 2008. The increase in non-performing assets during the twelve-month period from June 30, 2007, to June 20, 2008, contributed to an estimated reduction in income on loans of $1.46 million for the twelve-month period. Due to the difficult operating environment for the foreseeable future, we expect this trend to continue to cause a negative impact on earnings. Non-performing assets at June 30, 2008 were comprised of $7.6 million in other real estate and $19.1 million in non-accrual loans.

Other real estate totaling $7.6 million includes:

•	$1.8 million secured by 22.5 acres of commercial property in Fulton County, Georgia;

•	$4.3 million secured by 27 completed new construction single family detached homes located in Fayette County, Henry County, Coweta County, Clayton County, Dekalb County and Spalding County, Georgia;

•	$193,000 secured by rental properties located in Spalding County, Georgia; and commercial property in Clayton County, Georgia; and

•	$1.3 million in residential lots located in Henry County, Coweta County, Dekalb County and Clayton County Georgia;

The Bank has in place the program it feels will maximize the value of its real estate owned while continuing to move these properties in a reasonable time period. Currently, contracts are pending on seven of the single family properties noted above.

Non-accrual loans totaling $19.1 million, or 6.2% of total loans, include:

•	$6.2 million in loans secured by new construction single family detached homes in various stages of completion;

•	$7.0 million in loans secured by developed vacant lots;

•	$3.3 million of commercial loans, primarily secured by commercial real estate located in Henry County, Clayton County, Bibb County and Fayette County, Georgia;

•	$861,000 secured by land located in Coweta County and Newton County Georgia;

•	$1.3 million secured by developed property in Cobb County and Bibb County, Georgia;

•	$170,000 in loans secured by personal property and commercial equipment; and

•

$225,000 of unsecured commercial loans resulting from deficiency balances arranged with borrowers during the workout process. These loans are reserved for in the Bank’s loan loss reserve and are rated accordingly.

Interest has been reversed on all of these loans, with the loss of interest reflected in the current earnings numbers reported. Many of the loans are beyond 90 days delinquent. The Bank is handling these loans through several avenues including pursuing guarantors rather than foreclosure in situations where management believes the guarantors have assets worth pursuing, working with borrowers to liquidate the underlying collateral, and, in some situations, foreclosure.

The loan loss reserve was $4.99 million at June 30, 2008, equaling 1.60% of loans outstanding. Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management has increased its provision amounts due to the increase in non-performing loans. Evaluations of underlying collateral continue and impairment charges will be taken as they are identified. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans and non-performing assets, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

Loan losses for the quarter ended June 30, 2008, totaled $148,000 and recoveries for the quarter totaled $116,000. For the six-months ended June 30, 2008, loan losses totaled $1.3 million with recoveries year to date of $161,000.

As of June 30, 2008, the Bank’s residential real estate related loan portfolio totaled $74.6 million and includes the following:

•	Developed property loans totaling $32.9 million, of which $1.3 million were non-performing;

•	Construction loans on residential properties totaling $24.6 million, of which $6.2 million were non-performing; and

•	Developed lots totaling $17.1 million, of which $7.0 million were non-performing.

Transaction accounts, defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts, decreased $13.5 million in the quarter ended June 30, 2008, to $177.9 million, from $191.4 million at March 31, 2008. For the twelve-month period ended June 30, 2008, transaction accounts decreased by $39.3 million, from $217.2 million at June 30, 2007, to $177.9 million at June 30, 2008. The decrease is attributed to depositors transferring funds to fixed rate time accounts as well as the movement of rate sensitive volatile funds to higher yielding accounts outside the Bank. Repurchase accounts, a cash management product offered to business customers, decreased $2.5 million, or 10.5%, for the quarter ended June 30, 2008, from $23.9 million at March 31, 2008, to $21.4 million at June 30, 2008. For the twelve-month period ended June 30, 2008, these accounts increased $1.8 million, or 9.1%, from $19.6 million at June 30, 2007. Time deposit account balances increased $27.4 million during the quarter, from $161.8 million at March 31, 2008, to $189.2 million at June 30, 2008. This increase was primarily due to the purchase of $19.1 million of brokered deposits at terms of 12 months and 15 months. The time accounts were purchased to increase Heritage Bank’s on balance sheet liquidity ratio. For the twelve-month period ended June 30, 2008, time accounts increased $46.5 million from $142.7 million at June 30, 2007, to $189.2 million at June 30, 2008. As noted, a portion of this increase was due to the purchase of brokered deposits with the balance of the increase related to the movement of depositors into fixed rate deposit accounts.

Consolidated equity decreased $1.3 million, or 3.9%, for the Company during the quarter-ended June 30, 2008. The decrease for the quarter is primarily due to the change in the market value portion of equity, from $1.5 million at March 31, 2008, to ($162,000) at June 30, 2008. To preserve capital, as reported in the Company’s Current Report on 8-K filed on July 7, 2008, the Company has suspended dividends at this time.

The Company has a strong capital position, with all ratios exceeding regulatory guidelines for a bank to be considered well-capitalized. At June 30, 2008, the total capital to risk weighted assets ratio was 11.9%; the consolidated tier 1 capital to risk weighted assets ratio was 10.5%; and, the leverage capital ratio, or tier 1 capital to average assets ratio was 9.0%.

Heritage Bank, a state chartered commercial bank, has been serving metro Atlanta’s Southern Crescent since 1955. The independent community bank features a well-rounded offering of commercial and consumer products, and is an active, involved member of the community it serves through seven full service offices. The company’s stock is traded on The Nasdaq Capital Market under the symbol “CCFH.” The senior management team of Heritage Bank has over 282 years of banking experience, averaging 31 years of experience for each person. Heritage Bank was ranked as the 3rd best bank in Georgia and 77th in the nation for publicly traded banks less than $1 billion in assets by USBanker in June 2008, and in 2007 was ranked 11th of all publicly traded companies in Georgia based on The Atlanta Journal-Constitution’s ranking of Georgia’s Best 100 Companies. For more information on Heritage Bank, visit www.heritagebank.com. The information contained in this press release should be reviewed in conjunction with the Company’s Annual Report on Form 10-K when available on the EDGAR system.

This press release contains forward-looking statements about our business and prospects, including forward-looking statements with respect to the potential effects of the write-down discussed above, as to which there are numerous risks and uncertainties that generally are beyond our control. Some of these risks include the possibility that our estimate of the effect of the write-down on earnings per share or of the market value and prospects of the property in question are incorrect, together with other risks identified from time to time in our filings with the Securities and Exchange Commission. These and other risks and uncertainties could have an adverse impact on our future operations, financial condition, or financial results.